Filed pursuant to Rule 424(b)(3)
Registration No. 333-275893

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 20, 2023)

UP TO 15,195,292 Ordinary Shares

Virax Biolabs Group Limited

This prospectus supplement updates, amends and supplements the prospectus dated December 20, 2023 relating to the resale of up to 15,195,292 Ordinary Shares upon the exercise of warrants (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on December 20, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VRAX”. On December 19, 2023, the closing price for our Ordinary Shares on the Nasdaq Capital Market was $1.44 per Ordinary Share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2023

Commission File Number: 001-41440

Virax Biolabs Group Limited

(Registrant’s Name)

20 North Audley Street

London, W1K 6LX

United Kingdom

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

When used in this Form 6-K, unless otherwise indicated, the terms “the Company,” “Virax,” “we,” “us” and “our” refer to Virax Biolabs Group Limited and its subsidiaries.

Information Contained in this Form 6-K Report

As previously announced by Virax Biolabs Group Limited (the “Company”) on December 14, 2023 on a Report of Foreign Private Issuer on Form 6-K, the Company expected the implementation of a 1-for-10 share consolidation beginning with the opening of trading on December 18, 2023.

The Company’s third amended and restated articles of association (the “Post-Split Amended and Restated Articles of Association”) became effective on December 18, 2023. The Post-Split Amended and Restated Articles of Association is filed as Exhibit 99.1 hereto, which is incorporated by reference herein.

This Report of Foreign Private Issuer on Form 6-K is incorporated by reference into the Company’s Registration Statements on Form F-3 (File No. 333-275893), filed with the Securities and Exchange Commission, to be a part thereof from the date on which this Report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.
99.1	Third Amended and Restated Memorandum of Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIRAX BIOLABS GROUP LIMITED

Date:	December 20, 2023	By:	/s/ James Foster
James Foster, Chief Executive Officer